HARRIS INSIGHT FUNDS TRUST

                           AMENDMENT DATED MAY 1, 2000
                           TO THE DECLARATION OF TRUST

         Article V, Section 5.9 of the Trust's Declaration of Trust is amended to read as follows (additions are underscored):

                 Section 5.9 Voting Powers. The Shareholders shall have power to vote only (i) for the election of Trustees as provided in Section 2.12;
         (ii) with respect to any investment advisory contract entered into pursuant to Section 3.2; (iii) with respect to termination of the Trust or a Series thereof as provided in Section 8.2; (iv) with respect to any amendment of this Declaration to the extent and as provided in
         Section 8.3; (v) with respect to any merger, consolidation or sale of assets as provided in Section 8.4; (vi) with respect to incorporation of the Trust to the extent and as provided in Section 8.5; (vii) to the same extent as the stockholders of a Massachusetts business corporation as to whether or not a court action, proceeding or claim should or should not be brought or maintained derivatively or as a class action on behalf of the Trust or a Series thereof or the Shareholders of either; (viii) with respect to any plan adopted pursuant to Rule 12b-1 (or any successor rule) under the 1940 Act, and related matters; and
         (ix) with respect to such additional matters relating to the Trust as may be required by this Declaration, the By-Laws or any registration of the Trust as an investment company under the 1940 Act with the Commission (or any successor agency) or as the Trustees may consider necessary or desirable. Each whole Share (or fractional Share) outstanding on the record date established in accordance with the By-Laws shall be entitled to a number of votes on any matter on which it is entitled to vote equal to the net asset value of the Share (or fractional Share) in United States dollars determined at the close of business on the record date (for example, a Share having a net asset value of $10.50 would be entitled to 10.5 votes). On any matter submitted to Shareholders all shares shall be voted in the aggregate and not by individual Series except (1) when required by the 1940 Act or any rule thereunder Shares shall be voted by individual Series or Class and (2) when the Trustees shall have determined that the matter affects only the interests of one or more Series or Classes thereof, then only the Shareholders of such Series or Classes thereof shall be entitled to vote thereon. The Trustees may, in conjunction with the establishment of any Series or any Classes of Shares, establish conditions under which the several Series or Classes of Shares shall have separate voting rights or no voting rights. There shall be no cumulative voting in the election of Trustees. Until Shares are issued, the Trustees may exercise all rights of Shareholders and may take any action required by law, this Declaration or the By-Laws to be taken by Shareholders.

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         The By-Laws may include further provisions for Shareholders' votes and meetings and related matters.


         Article V, Section 5.11 of the Trust's Declaration of Trust is amended to read as follows (additions are underscored and deletions are struck-through):

                  Section 5.11. Series and Class Designation. The Trustees, in their discretion, may authorize the division of Shares into two or more Series or Classes thereof, and the different Series and Classes shall be established and designated, and the variations in the relative rights and preferences as between the different Series and Classes shall be fixed and determined, by the Trustees; provided that all Shares shall be identical except that there may be variations so fixed and determined between different Series or Classes as to investment objective, policies and restrictions, purchase price, payment obligations, distribution expenses, right of redemption, special and relative rights as to dividends and on liquidation, conversion rights, exchange rights and conditions under which the several Series or Classes shall have separate voting rights, all of which are subject to the limitations set for the below. All references to Shares in this Declaration shall be deemed to be Shares of any or all Series or Classes as the context may require.

                  Without limiting the authority of the Trustees to establish and designate any further Series or Classes of Shares, the Trustees hereby establish and designate fourteen Series, each with three Classes of Shares, N Shares, A Shares and Institutional Shares: Harris Insight Equity Fund, Harris Insight Equity Income Fund, Harris Insight Growth Fund, Harris Insight Small-Cap Opportunity Fund, Harris Insight International Fund, Harris Insight Emerging Markets Fund, Harris Insight Balanced Fund, Harris Insight Convertible Securities Fund, Harris Insight Bond Fund, Harris Insight Short/Intermediate Bond Fund, Harris Insight Intermediate Government Bond Fund, Harris Insight Intermediate Tax-Exempt Bond Fund, Harris Insight Tax-Exempt Bond Fund and Harris Insight Small-Cap Value Fund. The following four Series shall have two classes of Shares, N Shares and Institutional Shares:
         The Harris Insight Index Fund, Harris Insight Tax-Exempt Money Market Fund, Harris Insight Money Market Fund and Harris Insight Government Money Market Fund. The Shares of such Series and any Shares of any further Series or Classes of Shares that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Series or Class at the time of establishing and designating the same) be subject to the following provisions:

                  (a) The number of authorized Shares and the number of Shares of each Series or Class thereof that may be issued shall be unlimited. The
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         Trustees may classify or reclassify any unissued Shares or any
         Shares previously issued and reacquired of any Series or Class into one or more Series or one or more Classes that may be established and designated from time to time. The Trustees may hold as treasury shares (of the same or some other Series or Class), reissue for such consideration and on such terms as they may determine, or cancel any Shares of any Series or Class reacquired by the Trust at their discretion from time to time.

                  (b) All consideration received by the Trust for the issue or sale of Shares of a particular Series or Class thereof, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to that Series for all purposes, subject only to the rights of creditors of such Series and except as may otherwise be required by applicable tax laws, and shall be so recorded upon the books of account of the Trust. In the event that there are any assets, income, earnings, profits, and proceeds thereof, funds, or payments which are not readily identifiable as belonging to any particular Series, the Trustees shall allocate them among any one of more of the Series established and designated from time to time in such a manner and on such basis as they, in their sole discretion, deem fair and equitable. Each such allocation by the Trustees shall be conclusive and binding upon the Shareholders of all Series and Classes for all purposes. No holder of Shares of any Series shall have any claim on or right to any assets allocated or belonging to any other Series.

                  (c) The assets belonging to each particular Series shall be charged with the liabilities of the Trust in respect of that Series or the appropriate Class or Classes thereof and all expenses, costs, charges, and reserves attributable to that Series or Class or Classes thereof, and any general liabilities, expenses, costs, charges or reserves of the Trust which are not readily identifiable as belonging to any particular Series or Class shall be allocated and charged by the Trustees to and among any one or more of the Series or Classes established and designated from time to time in such manner and on such basis as the Trustees in their sole discretion deem fair and equitable. Each allocation of liabilities, expenses, costs, charges and reserves by the Trustees shall be conclusive and binding upon the Shareholders of all Series and Classes for all purposes. The Trustees shall have full discretion, to the extent not inconsistent with the 1940 Act, to determine which items are capital; and each such determination and allocations shall be conclusive and binding upon the Shareholders. The assets of a particular Series of the Trust shall, under no circumstances, be charged with liabilities attributable to any other Series or Class or Classes thereof of the trust. All persons extending credit to, or contracting with or

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         having any claim against a particular Series or Class thereof of the
         Trust shall look only to the assets of that particular Series for payment of such credit, contract or claim.

                  (d) The power of the Trustees to pay dividends and make distributions shall be governed by Section 7.2 of this Declaration with respect to any Series or Class which represents the interest in the assets of the Trust immediately prior to the establishment of two or more Series or Classes. With respect to any other Series or Class, dividends and distributions of Shares of a particular Series or Class may be paid with such frequency as the trustees may determine, which may be daily or otherwise, pursuant to a standing resolution or resolutions adopted only once or with such frequency as the Trustees may determine, to the holders of Shares of that Series or Class, from such of the income and capital gains, accrued or realized, from the assets belonging to that Series, as the Trustees may determine after providing for actual and accrued liabilities belonging to that Series or Class. All dividends and distributions on Shares of a particular Series or Class shall be distributed pro rata to the Shareholders of that Series or Class in proportion to the number of Shares of that Series or Class held by such Shareholders at the time of record established for the payment of such dividends or distribution.

                  (e) Each Share of a Series of the Trust shall represent a beneficial interest in the net assets of such Series. Each holder of Shares of a Series or Class thereof shall be entitled to receive his pro rata share of distributions of income and capital gains made with respect to such Series or Class thereof. Upon redemption of his Shares or indemnification for liabilities incurred by reason of his being or having been a Shareholder of a Series or Class thereof, such Shareholder shall be paid solely out of the funds and property of such Series of the Trust. Upon liquidation or termination of a Series or Class thereof of the Trust, Shareholders of such Series or Class thereof shall be entitled to receive a pro rata share of the net assets of such Series. A shareholder of a particular Series of the Trust shall not be entitled to participate in a derivative or class action on behalf of any other Series or the Shareholders of any other Series of the Trust.

                  (f) Subject to compliance with the requirements of the 1940 Act, the Trustees shall have the authority to provide that the holders of Shares of any Series or Class shall have the right to convert or exchange said Shares into Shares of one or more Series or Classes of Shares in accordance with such requirements and procedures as may be established by the Trustees.

                  The establishment and designation of any additional Series or Classes of Shares shall be effective upon the execution by a majority of the then Trustees of an instrument setting forth such establishment and

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         designation and the relative rights and preferences of such Series or Classes, or as otherwise provided in such instrument. At any time that there are no Shares outstanding of any particular Series or Class previously established and designated, the Trustees may be an instrument executed by a majority of their number abolish the Series or Class and the establishment and designation thereof. Each instrument referred to in this section shall have the status of an amendment to this Declaration.




                                                      /s/ Philip H. Rinnander
                                                      -----------------------
                                                       Philip H. Rinnander
                                                       President


Date:    May 1, 2000